Exhibit 10.1

October 27, 2022

New Mountain Guardian IV BDC, L.L.C.

1633 Broadway, 48th Floor
New York, New York 10019

Re:     New Mountain Guardian IV BDC, L.L.C. –

Facility Increase and Advance Rate Amendment Letter

Ladies and Gentlemen:

Reference is hereby made to the Loan Authorization Agreement dated as of May 9, 2022, between New Mountain Guardian IV BDC, L.L.C., a Delaware limited liability company (the “Fund”), and BMO Harris Bank N.A. (the “Lender”) (as amended, restated, supplemented or otherwise modified prior to date hereof, the “Loan Agreement”). All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Loan Agreement.

The Fund has requested that the Lender agree, and the Lender has agreed in its sole discretion, to increase the Advance Rate and to increase the Amount of Maximum Credit from $71,604,000 to $109,714,000, in each case, subject to the terms and conditions of the Loan Agreement. The parties hereto agree that immediately prior to giving effect to this letter agreement (i) the Advance Rate under the Loan Agreement is 45% and (ii) the Amount of Maximum Credit under the Loan Agreement is $71,604,000.

As of the date hereof and until otherwise agreed to in writing by the Lender, the Loan Agreement shall be and hereby is amended as follows:

(i)                 The paragraph titled “Amount of Maximum Credit” set forth on the first page of the Loan Agreement shall be and hereby is amended and restated in its entirety to read as follows:

Amount of Maximum Credit: $109,714,000; provided, however, that the Lender may, if requested by the Fund, elect in its sole and absolute discretion to increase the Amount of Maximum Credit to up to $250,000,000.00, it being understood that the Lender has no obligation to increase the Amount of Maximum Credit at any time.

(ii)              Section 7(c) of the Loan Agreement shall be and hereby is amended and restated in its entirety to read as follows:

(c) that the aggregate amount of outstanding indebtedness of the Fund does not as of the date hereof and will not at any time hereafter exceed the 55% of the Fund’s Remaining Capital Commitments (the “Advance Rate”); provided, however, that such availability is subject to change solely at the Lender’s discretion upon notice to the Fund, and in the event such change requires a repayment of the Loans or a portion thereof, the Fund shall have fifteen (15) Business Days to make such payment;

(iii)            Exhibit B to the Loan Agreement shall be and hereby is amended and restated in its entirety to read as set forth on Annex A to this letter agreement.

Except for the amendments set forth herein, the Loan Agreement shall remain in full force and effect in accordance with its current terms. This letter agreement is a Loan Document. Delivery of executed counterparts of this letter agreement by telecopy or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as originals.

This letter agreement supersedes and replaces any other written agreement or prior oral discussion regarding the matters set forth herein. This letter agreement shall be governed by the laws of the State of New York.

Very truly yours,

BMO Harris Bank N.A.

By:
Name: Jack Murphy
Its: Vice President

[Signature Page to Letter Amendment (October 2022) –
New Mountain Guardian IV BDC, L.L.C.]

Acknowledged and agreed to by:

New Mountain Guardian IV BDC, L.L.C.

By:
Name: Shiraz Kajee
Its: Authorized Signatory

[Signature Page to Letter Amendment (October 2022) –
New Mountain Guardian IV BDC, L.L.C.]

Annex A to Letter Amendment

Exhibit B

Certificate of Status

of

New Mountain Guardian IV BDC, L.L.C.

New Mountain Guardian IV BDC, L.L.C., a Delaware limited liability company (the “Fund”), does hereby certify that:

1.          Rob Hamwee is the Chief Executive Officer of the Fund.

2.          This Certificate is being delivered to BMO Harris Bank N.A. and its affiliates (collectively, the “Lender”) in connection with, and may be relied upon by the Lender in connection with, its extension of credit from time to time to the Fund.

3.          The Fund has secured proper authorization to enter into the Loan Authorization Agreement between the Fund and Lender dated as of May 9, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Authorization Agreement”), and to execute all instruments and documents in connection therewith (together with the Note, the Security Agreement, the Control Agreement and the Adviser Letter Agreement, each as defined in the Loan Authorization Agreement, collectively, the “Loan Documents”), in compliance with the Amended and Restated Limited Liability Company Agreement, dated as of May 3, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Fund’s LLC Agreement”; all capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Fund’s LLC Agreement). The Fund has incurred indebtedness, and will continue to incur indebtedness, only to the extent the same can be done in compliance with the Fund’s LLC Agreement, including, without limitation, the limitations therein on indebtedness set forth in Section 4.2 thereof.

4.          The aggregate amount of outstanding indebtedness of the Fund as of the date hereof is $                       .

5.          The aggregate amount of Capital Commitments to the Fund as of the date hereof is $                       .

6.          The aggregate amount of outstanding guarantees, repurchase obligations and similar contingent obligations on which the Fund is liable as of the date hereof is $                       .

7.           The aggregate amount of Remaining Capital Commitments to the Fund as of the date hereof is $                      .

8.          The aggregate amount of Contributed Capital made by the Members to the Fund as of the date hereof is $                      .

9.          The stated termination date of the Investment Period is                     (leave blank if such date cannot be determined).

10.           (a) The aggregate amount of outstanding indebtedness, guarantee, repurchase obligations and other similar obligations of the Fund does not as of the date hereof and will not at any time hereafter exceed 55% of the Fund’s Remaining Capital Commitments (the “Advance Rate”); provided, however, that such availability is subject to change solely at the Lender’s discretion upon notice to the Fund, and in the event such change requires a repayment of the Loans (as defined the Loan Authorization Agreement) or a portion thereof, the Fund shall have fifteen (15) Business Days (as defined in the Loan Authorization Agreement) to make such payment.

(b) As of the date hereof, the Fund is in compliance with the terms of Section 4.2 of the Fund’s LLC Agreement.

11.           The aggregate amount of investments of the Fund in any one Portfolio Company as of the date hereof do not and will not at any time hereafter exceed the limitations set forth in Section 4.1(a) of the Fund’s LLC Agreement.

12.           The aggregate amount of Drawdown Notices made on the Fund’s Members since the most recently completed fiscal quarter of the Fund is $                        .

13.           The aggregate amount of distributions made by the Fund in respect of equity interests therein since the most recently completed fiscal quarter of the Fund is $                        .

14.           We will promptly notify you (i) upon our becoming aware of the occurrence of any event which would give any one or more of our Members the right to terminate or suspend its Capital Commitment, whether in whole or in part and whether or not contingent upon the passage of time or the giving of notice or both, (ii) upon the occurrence of a Key Person Event or Alternative Key Person Event, (iii) upon becoming aware of any action taken, or to be taken, which could result in the termination of the Investment Period, (iv) upon our becoming aware of any event which would permit a Member to withdraw from the Fund, (v) upon our becoming aware of any event or agreement which would excuse a Member from participating in any Drawdown Purchase relating to the Fund, (vi) of any assignment of a Member’s membership interest in the Fund, (vii) of the failure of any Member to honor a Drawdown Notice that continues unremedied for ten (10) Business Days, (viii) prior to approving the requested withdrawal of any Member (other than those previously disclosed to the Lender), (ix) of either the Fund or Adviser being a named party in any material litigation, arbitration or other judicial or administrative proceeding, (x) of receipt of a notice of default under an SPV Facility (as defined in the Loan Authorization Agreement), (xi) in writing fifteen (15) days (or such shorter period as agreed to by the Lender) prior to providing any Member the right to exchange their Common Units for interest in another investment vehicle managed by the Advisor or its affiliates and (xii) in writing fifteen (15) days (or such shorter period as agreed to by the Lender) prior to revoking or in any way amending the Adviser’s right to issue Capital Call Notices or of any change in the form of organization of, identity of or replacement or other substitution of the Adviser.

15.           We will notify you prior to (i) the dissolution of the Fund pursuant to Article XI of the Fund’s LLC Agreement or (ii) any amendment, supplement or other modification to the Fund’s LLC Agreement or any material resolution of the Fund’s Board of Directors related to the Fund’s investment parameters thereunder or the Fund’s right to incur indebtedness or to pledge the Fund’s assets.

16.           No Portfolio Investment has been made by the Fund in contravention of Sections 1.3 or 4.1 of the Fund’s LLC Agreement.

17.           The Fund shall not grant or permit to exist any lien, security interest, encumbrance on, or any assignment of, its assets, including, but not limited to, the Remaining Capital Commitments, nor the right to call capital or issue Drawdown Notices to such Members, or the proceeds of any such capital call, including the proceeds from capital calls to pay management fees (it being agreed that the Fund shall be permitted to pay management fees so long as no Default (as defined in the Loan Authorization Agreement) then exists and is continuing) except (i) liens granted to the Lender pursuant to the Security Agreement (as defined in the Loan Authorization Agreement), (ii) liens in favor of a depository bank that are permitted under the applicable Control Agreement (as defined in the Loan Authorization Agreement), (iii) liens of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and liens in favor of a banking institution at which the Fund maintains an account arising as a matter of law encumbering deposits (including set-off rights) and which are in the general parameters customary in the banking industry, (iv) liens arising under applicable law for taxes or other obligations not yet due or being contested in good faith for which adequate reserves have been established under GAAP (as defined in the Loan Authorization Agreement), (v) any liens in favor of the Lender or any affiliate thereof and (vi) with the prior written consent of the Lender.

18.                The Fund agrees that to the extent that any obligation has become due and payable under the Loan Authorization Agreement and monies are not otherwise readily available to the Fund to satisfy such obligation, that it shall or it shall promptly issue, or cause the Adviser to issue, Drawdown Notices with respect to the Capital Commitments of the Fund’s Members in an amount sufficient to satisfy in full its obligations under the Loan Authorization Agreement and related Loan Documents (subject to the terms and conditions of the Fund’s LLC Agreement) and the Fund shall, promptly upon receipt, apply the proceeds of the capital calls to the repayment of the outstanding obligations then due.

19.           We will provide you with copies of all Subscription Agreements and any other documentation received in connection with the admission of an additional Member promptly following receipt thereof.

20.           By executing below, the undersigned certifies that it is acting on behalf of the Fund and that its acts are authorized.

21.           The Board of Directors of the Fund has resolved that they will not act in their discretion to effect an early termination of the Fund at any time that the Fund has any outstanding indebtedness to the Lender. If the Fund does not have any outstanding indebtedness to the Lender, the Board of Directors will not act in their discretion to effect an early termination of the Fund without first providing the Lender written notice of its intention to do so.

22.           We will provide you with copies of all side letters or other agreements between the Fund and its Members promptly following receipt thereof. There are no side letters or other agreements which would prohibit the Fund from entering into or performing its obligations under the Loan Authorization Agreement or affect the applicable Members’ obligations to honor Drawdown Purchases as set forth in such the Fund’s LLC Agreement or create obligations on the Fund to repurchase unit interests or redeem the interest of a Member in the Fund, other than those that have been previously disclosed to the Lender.

23.          Except to the extent written notice thereof has been previously delivered to Lender, neither Fund nor the Adviser is currently a named party in a pending or threatened action or proceeding before any court, governmental agency or arbitrator, which (x) could reasonably be expected to materially adversely affect the Fund’s financial condition or operations or (y) purports to affect the legality, validity, or enforceability of the Loan Authorization Agreement.

24.          Both after the termination or expiration of the Investment Period and after the occurrence and during the continuance of a dissolution of the Fund, the Adviser is permitted to call capital under the Fund’s LLC Agreement in order to repay the Fund’s outstanding loans made by the Lender to the Fund under the Loan Authorization Agreement.

25.           Upon the termination of the Loan Authorization Agreement and the payment in full in cash of all Loans and other obligations, including interest, fees, costs and expenses, under the Loan Authorization Agreement and any Loan Document, the Fund’s covenant obligations under this Certificate of Status shall terminate.

The Fund hereby agrees to notify the Lender in the event it becomes aware of any change which would cause any of the above representations and warranties to cease to be true and correct in any material respect.

This Certificate of Status shall be governed by the laws of the State of New York.

[Signature Page to Follow]

This Certificate of Status is Dated:                                        , 20    .

New Mountain Guardian IV BDC, L.L.C.

By
Name: Shiraz Kajee
Its: Authorized Signatory

[Certificate of Status]